Exhibit 10.1

PATENT LICENSE AGREEMENT

This Patent License Agreement (this "Agreement"), is made effective as of September 24, 2010 (the "Effective Date") by and between The Madison Energy Group, LLC, a North Carolina corporation, having an office at 5 West Hargett St., 4th Floor, Raleigh, NC 27601 ("Licensor") and Real Estate Restoration and Rental, Inc., having an office at 710 Wellington Dr., Durham, NC 27713 ("Licensee").

WHEREAS, Licensor has developed a product called "EnerG2", which reduces energy consumption and carbon emissions of commercial coolers, and to which Licensor holds various patent and other proprietary rights; and

WHEREAS, Licensee desires to obtain, and Licensor desires to provide, a nonexclusive license that will allow Licensee or its assignee to manufacture and sell the EnerG2 product or variations of such product;

NOW, THEREFORE, Licensor and Licensee hereby agree as follows:

Article I - Definitions

1.1       "Patent Applications" means the patent applications listed on Exhibit A to this Agreement.

1.2        "Licensed Patent Applications" means the Patent Applications and any continuation, continuation-in-part, or division of the Patent Applications.

 1.3        "Licensed Patents" means (i) the Licensed Patent Applications, (ii) any patent issuing on the Licensed Patent Applications or which may be listed on Exhibit A, (iii) any patent issuing upon any reissue or reexamination of such patents, and (iv) any and all foreign counterparts thereof.

 1.4        "Valid Claim" means (i) a claim of an issued and unexpired Licensed Patent that has not been held invalid, unenforceable, or unpatentable by a final and unappealable decision of a court of competent jurisdiction or (ii) a claim of any Licensed Patent Application that is still pending.

1.5         "Licensed Processes" means all methods or processes that are covered by a Valid Claim.

1.6         "Licensed Products" means any products that (i) are covered by a Valid Claim or (ii) the manufacture of which uses a Licensed Process.

1.7       "Licensed Knowhow" means the non-public information contained in the Licensed Patent Applications or in other documents that may be listed in Exhibit A.

 1.8        "Improvements" means any inventions the practice of which, if unlicensed, would infringe claims under the Licensed Patents or Licensed Patent Applications, which are first conceived or reduced to practice prior to or during the Term of this Agreement, and for which Licensor has the right to grant the license provided in this Agreement without payment to third parties other than employees or contractors of Licensor.

1.8         "Licensed Technology" means the Licensed Patents, the Licensed Knowhow, and any and all Improvements.

1.9         "Term" is defined in Section 5.1 below.

Article II - License Grant

License Grant. During the Term and subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee an irrevocable, non-exclusive worldwide license under the Licensed Technology to make, have made, use, sell, and offer for sale Licensed Products and to practice Licensed Processes. Licensor agrees that Licensee shall be the sole licensee of the Licensed Technology, and Licensor shall not grant a license of the Licensed Technology to any other party during the Term. For avoidance of doubt, Licensor retains the right to have Licensed Products manufactured for Licensor, and Licensor and Licensee shall each have the right to authorize resellers, distributors, sales agents, and others in its marketing and distribution channels to sell and offer for sale products that it has manufactured or had manufactured. In addition, Licensor retains the sole and exclusive right to manufacture Licensed Product for existing Licensor licensees and resellers. Licensee agrees that resellers to be appointed by Licensee are subject to reasonable prior approval by Licensor, and that the form of agreement between Licensee and its resellers will be substantially similar to that used by Licensor, which has been previously provided to Licensee.

2.2         No Sublicenses. Licensee shall have no right to sublicense its rights under this Agreement, except as provided with respect to Joint Improvements below.

2.3         Joint Improvements. Joint Improvements exist where an Improvement is made by co-inventors, and one or more co-inventors have assigned their rights in the Improvement to Licensor, and the remaining co-inventors have assigned their rights to Licensee. Licensor and Licensee shall each have the nonexclusive right to make, have made, use, sell, offer to sell, and sublicense such Joint Improvements, and shall cooperate in prosecuting patent applications in the United States and in other countries and in conducting infringement actions when such cooperation is necessary, provided that neither party shall be required to make payments in support of such prosecution or actions. Licensor retains the sole and exclusive right to manufacture products containing Joint Improvements for existing Licensor licensees and resellers.

2.4         Patent Prosecution and Infringement. This Agreement does not grant to Licensee any rights with regard to prosecution of the Licensed Patent Applications or the taking of any action against infringers of any Licensed Patents, and all decisions with regard to prosecution of the Licensed Patent Applications or action against infringers of the Licensed Patents shall be made by Licensor and its successors and assigns at their sole discretion.

2.5         Patent Defense. Licensor shall have the absolute right to assume the defense of any claim concerning the scope of validity of any Licensed Patent. Licensee will cooperate with Licensor in the defense of any such claim arising from exercise of rights of Licensee or Licensee sublicensees under this Agreement.

2.6         Patent Marking. Licensee will mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, with the word "Patent" followed by the numbers of the issued Licensed Patents applicable to the Licensed Products, or if no issued Licensed Patents are applicable, with the words "Patent Pending".

 2.7        Trademarks. For avoidance of doubt, this Agreement does not include any license to Licensee of any trademark or tradename of Licensor, including without limitation the mark ENERG2.

 2.8        Manufacture. Licensee agrees that any manufacture of Licensed Product under this Agreement will be performed by General Microcircuits, Inc., of Mooresville, North Carolina. for Licensee.

Article III - Payments

3.1        License Fee.Within two business days following the Effective Date, License shall pay Licensor a fee (the "License Fee") of Thirty Thousand Dollars ($30,000.00).

 3.2       Royalties. As co-exclusive holders of the right to manufacture Licensed Product, each party shall pay to the other party a royalty of fourteen percent (14%) of Net Selling Price of Licensed Products actually received during the Term. The royalty will be payable within ten (10) days of receipt of the Net Selling Price by the party obligated to make payment.

(a) "Net Selling Price" means invoice price, FOB factory, after deduction of regular trade and quantity discounts actually granted, but before deduction of any other items, including but not limited to freight allowances, cash discounts, and agents' commissions.

(i) When Licensed Products are not sold, but are otherwise disposed of, Net Selling Price for the purpose of computing royalties shall be the Net Selling Price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by the disposing party. Where such products are not currently being separately offered for sale by disposing party, the Net Selling Price shall be the disposing party's cost of manufacture, determined by the disposing party's customary accounting procedures consistently applied, increased by twenty percent (20%).

(ii) If Licensed Products are sold for resale either (a) to a corporation, firm, or association that, or individual who, owns a controlling interest in the selling party by stock ownership or otherwise, or (b) to a corporation, firm, or association in which the selling party or its stockholders, directly or indirectly, own a controlling interest by stock ownership or otherwise, the royalties to be paid in respect to such Licensed Products shall be computed on the Net Selling Price at which the purchaser for resale resells such products rather than on the Net Selling Price of the selling party to this Agreement.

(b) Each party will make written reports to the other party within ten (10) days after the end of each month, together with payment of any remaining royalty due for that month, stating in each such report the number, description, and aggregate Net Selling Prices of Licensed Products that were sold or otherwise disposed of during that month, and the payments of Net Selling Prices actually received from customers that month on which a royalty is payable as provided in this Article III. A Licensed Product will be considered sold when payment therefor has been received from the purchaser. No report is due if no sales of Licensed Products have been made and no payments of Net Selling Prices have been received on which royalties are payable.

 3.3        Early Termination. In the event that Net Payments of royalties to Licensee (being the amount of royalty payments made by Licensor to Licensee less the royalty payments made to Licensor by Licensee) plus other payments (but not including reimbursements, if any) that may be made by Licensor to Licensee equals or exceeds the amount of the License Fee plus One Thousand Dollars ($1,000.00), Licensor may terminate this Agreement upon written notice to Licensee.

Article IV - Representations

 4.1        Warranty. Licensor represents and warrants in respect to the Licensed Technology that it has legal power to extend the rights granted to Licensee in this Agreement, that it has not granted a license of any of the Licensed Technology to any other party, and that it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

 4.2        Noninfringement. Licensor has not received any notice that the manufacture or sale of Licensor's product EnerG2 infringes the intellectual property rights of any other party, and Licensor has no actual knowledge of any such infringement.

 4.3        Exclusion. LICENSOR MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE LICENSED TECHNOLOGY.

Article V - Term and Termination

 5.1 Term. The term of this Agreement (the "Term") shall begin on the Effective Date and, unless as earlier terminated as provided in this Agreement, shall terminate on the tenth anniversary of this Agreement unless extended as provided in this Agreement.

5.2       Termination by Licensee. Licensee may terminate this Agreement at any time upon delivery of written notice to Licensor.

Article VI - General Provisions

 6.1        Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT.

 6.2        Relationship of Parties. For all purposes, Licensor and Licensor shall be deemed to be independent contractors and nothing contained herein shall be deemed to constitute a joint venture, partnership, employer-employee relationship, or any other agency relationship.

6.3       Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensor with respect to the subject matter hereof.

 6.4        Modifications. No provision of this Agreement may be modified, deleted, or amended except by an agreement in writing executed by Licensor and Licensor that references this Agreement.

 6.5        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

 6.6        Assignment. Licensee shall have the right to assign its rights under this Agreement effective upon notice to Licensor, provided that the assignee agrees to be bound by the terms of this Agreement.

 6.7       Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of North Carolina, without regard to its laws with respect to choice of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which such patent has been issued.

 6.8        Counterparts. This Agreement is executed in more than one counterpart, each of which shall be deemed to be an original, and all of which shall constitute a single agreement. Delivery of a digital image of a signed document shall be considered equivalent to delivery of the physical document, and the digital image shall be considered the signed document.

6.9         Headings. The headings of the sections of this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Patent License Agreement to be executed by its duly authorized officer to be effective as of the Effective Date.

THE MADISON ENERGY GROUP, LLC

By:	/s/ William M. Geist
Printed Name:	Willlian M. Geist
Title:

REAL ESTATE RESTORATION AND RENTAL, INC.,

By:	/s/ Deborah Lovig
Printed Name:	Deborah Lovig
Title:	President

Exhibit A

Patent Applications

Title	Country	Serial Number	Filing Date	Publication Date	Publication Number
Design patent application to be filed on EnerG2 product casing, specifics to be provided to Licensee upon filing